Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS IMPROVED SECOND QUARTER 2017 REVENUES
AND EARNINGS

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except per share amounts)	2017	2016	% Change	2017	2016	% Change
Total revenues	$519,508	$498,681	4%	$1,020,729	$981,483	4%
Trucking revenues, net of fuel surcharge	347,433	335,358	4%	677,922	672,065	1%
Werner Logistics revenue	100,804	103,965	(3)%	200,657	200,542	0%
Operating income	36,913	29,553	25%	62,885	62,040	1%
Net income	23,219	18,306	27%	39,238	38,398	2%
Earnings per diluted share	0.32	0.25	27%	0.54	0.53	2%

OMAHA, NEBRASKA, July 24, 2017 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported improved revenues and earnings for the second quarter ended June 30, 2017. Earnings per diluted share were $0.32 for second quarter 2017 compared to earnings per diluted share of $0.25 for second quarter 2016. The second quarter 2016 results included a $3.4 million pre-tax gain, or three cents per diluted share, on the sale of real estate.

Second quarter 2017 freight demand in our One-Way Truckload fleet improved seasonally throughout the quarter. The seasonal improvement was better than normal in some periods of second quarter 2017, compared to seasonally softer than normal freight demand in second quarter 2016. Freight volumes thus far in July 2017 in One-Way Truckload have been seasonally better than normal and stronger than the same period in July 2016.

Average revenues per tractor per week increased 4.1% in second quarter 2017 compared to second quarter 2016 due to a 2.4% increase in average revenues per total mile and a 1.7% increase in average miles per truck. During second and third quarter of 2016, to take advantage of a strengthening Dedicated market, we moved trucks from One-Way Truckload, lessening the need to find freight for trucks in the more challenged one-way truckload market. The shifting of trucks to shorter-haul Dedicated from longer-haul One-Way Truckload had a favorable impact on revenue per total mile and an unfavorable impact on miles per truck.

Freight volume metrics have improved, as evidenced by a lower empty mile percentage, rising average miles per truck and higher pricing for transactional spot market shipments. Assuming this freight volume trend continues, we expect contractual rates to begin to improve over the next few quarters, particularly

Werner Enterprises, Inc. - Release of July 24, 2017

noting the expected tightening of supply when the electronic hours of service mandate for the trucking industry becomes effective in December of this year.

In second quarter 2017, we averaged 7,270 trucks in service in the Truckload Transportation Services (Truckload) segment and 48 intermodal drayage trucks in the Werner Logistics segment. We ended second quarter 2017 with 7,315 trucks in the Truckload segment, a year-over-year increase of 60 trucks and a sequential increase of 135 trucks. Our Dedicated unit ended second quarter 2017 with 3,815 trucks (or 52% of our total Truckload segment fleet) compared to 3,760 trucks at the end of second quarter 2016.

Over the last two and one-half years, we completed a significant reinvestment in our fleet to reduce the average age of our trucks and trailers. Our investment in newer trucks and trailers improves our driver experience, raises operational efficiency and helps us to better manage our maintenance, safety and fuel costs. We intend to maintain our newer fleet age of trucks and trailers. The average age of our truck fleet was 1.9 years as of June 30, 2017. Net capital expenditures in the first half of 2017 were $70 million compared to $261 million in the first half of 2016. For the full year of 2017, we expect net capital expenditures to be in the range of $175 million to $225 million, which is substantially lower than the $430 million of net capital expenditures in 2016.

The driver recruiting market remains challenging. Several ongoing market factors persist including a declining number of, and increased competition for, driver training school graduates, a low and declining national unemployment rate, aging truck driver demographics and increased truck safety regulations. We proactively took many significant actions in the last two years to strengthen our driver recruiting and retention to make Werner the preferred choice for the best drivers, including raising driver pay, lowering the age of our truck fleet, installing safety and training features on all new trucks and investing in our driver training schools. Our driver turnover rate once again improved, achieving the lowest second quarter rate in 19 years.

Gains on sales of assets were $2.5 million in second quarter 2017. This compares to gains on sales of assets of $6.8 million in second quarter 2016, which included a $3.4 million real estate gain. In second quarter 2017, we sold fewer trucks and fewer trailers than in second quarter 2016. We realized higher average gains per truck and lower average gains per trailer in second quarter 2017 compared to second quarter 2016. The used truck pricing market remained difficult but relatively stable in second quarter 2017 due to a higher than normal supply of used trucks in the market and low buyer demand. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

As previously disclosed, in fourth quarter 2016, due to the weak used truck market, we reduced the estimated life of certain trucks to more rapidly depreciate the trucks to their residual values. This change resulted in additional depreciation expense in fourth quarter 2016 of $4.1 million, in first quarter 2017 of $2.6 million and in second quarter 2017 of $0.7 million. We nearly completed the sale of these specific trucks in second quarter 2017, therefore we do not anticipate the additional depreciation expense for the remaining trucks to be significant in third quarter 2017. Because we will be selling trucks in third quarter 2017 with a higher book value per truck than those trucks that were sold in second quarter 2017, we expect gains on sales of trucks and trailers to be minimal in third quarter 2017.

Diesel fuel prices were 13 cents per gallon higher in second quarter 2017 than in second quarter 2016 and were 7 cents per gallon lower than in first quarter 2017. For the first 24 days of July 2017, the average diesel fuel price per gallon was 8 cents higher than the average diesel fuel price per gallon in the same period of 2016 and 8 cents higher than in third quarter 2016. The components of our total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Werner Enterprises, Inc. - Release of July 24, 2017

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset based Werner Logistics segment. Werner Logistics includes Brokerage, Freight Management, Intermodal, Werner Global Logistics (International) and our newest logistics solution, Werner Final Mile, launched with the delivery of our first shipments in May 2017. Our business strategy and systems development for Final Mile are on target with our internal plan.

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
Werner Logistics (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$100,804	100.0	$103,965	100.0	$200,657	100.0	$200,542	100.0
Rent and purchased transportation expense	85,453	84.8	84,875	81.6	169,770	84.6	164,259	81.9
Gross margin	15,351	15.2	19,090	18.4	30,887	15.4	36,283	18.1
Other operating expenses	13,066	12.9	12,517	12.1	25,553	12.7	24,675	12.3
Operating income	$2,285	2.3	$6,573	6.3	$5,334	2.7	$11,608	5.8

In second quarter 2017, Werner Logistics revenues decreased $3.2 million, or 3%, and operating income dollars decreased $4.3 million, or 65%, compared to second quarter 2016. The Werner Logistics gross margin percentage in second quarter 2017 of 15.2% decreased 313 basis points compared to the gross margin percentage of 18.4% in second quarter 2016. The Werner Logistics operating income percentage in second quarter 2017 of 2.3% decreased 406 basis points from second quarter 2016 of 6.3%. Tighter carrier capacity in second quarter 2017 compared to second quarter 2016 resulted in higher purchased transportation costs causing the lower gross margin and operating income percentages.

In second quarter 2017, Werner Logistics achieved solid revenue growth year over year in our truck brokerage solution, while our intermodal and international solutions had lower revenues due to more challenging market conditions. As previously disclosed, a large Werner Logistics Freight Management customer (5.7% of Werner Logistics revenues in second quarter 2016) that was acquired in 2015 transitioned to their parent company’s transportation platform mid-quarter during first quarter 2017. We continue to see strong customer acceptance of the value of the Werner Logistics portfolio of service offerings.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $49.5 million and $38.3 million in second quarters 2017 and 2016, respectively, and $97.5 million and $69.0 million in the year-to-date 2017 and 2016 periods, respectively) and the Werner Logistics segment are shown below.

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Ratios	2017	2016	Difference	2017	2016	Difference
Truckload Transportation Services	89.8%	93.3%	(3.5)%	91.4%	91.9%	(0.5)%
Werner Logistics	97.7%	93.7%	4.0%	97.3%	94.2%	3.1%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment’s operating ratios for second quarter 2017 and second quarter 2016 are 91.1% and 94.0%, respectively, and for year-to-date 2017 and 2016 are 92.5% and 92.7%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of June 30, 2017, we had $75 million of debt outstanding and over $1 billion of stockholders’ equity.

Werner Enterprises, Inc. - Release of July 24, 2017

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
	$	%	$	%	$	%	$	%
Operating revenues	$519,508	100.0	$498,681	100.0	$1,020,729	100.0	$981,483	100.0
Operating expenses:
Salaries, wages and benefits	169,543	32.6	159,699	32.0	330,382	32.3	316,436	32.2
Fuel	45,129	8.7	39,336	7.9	90,285	8.8	71,396	7.3
Supplies and maintenance	40,058	7.7	42,417	8.5	78,290	7.7	89,532	9.1
Taxes and licenses	21,638	4.2	21,826	4.4	42,424	4.2	42,813	4.4
Insurance and claims	19,827	3.8	21,931	4.4	39,667	3.9	40,278	4.1
Depreciation	53,705	10.3	50,904	10.2	109,041	10.7	101,068	10.3
Rent and purchased transportation	124,634	24.0	127,303	25.5	251,059	24.6	245,279	25.0
Communications and utilities	3,887	0.8	3,995	0.8	7,959	0.8	7,904	0.8
Other	4,174	0.8	1,717	0.4	8,737	0.8	4,737	0.5
Total operating expenses	482,595	92.9	469,128	94.1	957,844	93.8	919,443	93.7
Operating income	36,913	7.1	29,553	5.9	62,885	6.2	62,040	6.3
Other expense (income):
Interest expense	624	0.1	596	0.1	1,400	0.1	1,090	0.1
Interest income	(876)	(0.1)	(1,109)	(0.2)	(1,790)	(0.1)	(2,099)	(0.2)
Other	152	—	57	—	205	—	102	—
Total other expense (income)	(100)	—	(456)	(0.1)	(185)	—	(907)	(0.1)
Income before income taxes	37,013	7.1	30,009	6.0	63,070	6.2	62,947	6.4
Income taxes	13,794	2.6	11,703	2.3	23,832	2.4	24,549	2.5
Net income	$23,219	4.5	$18,306	3.7	$39,238	3.8	$38,398	3.9

Diluted shares outstanding	72,492		72,366		72,469		72,349
Diluted earnings per share	$0.32		$0.25		$0.54		$0.53

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Truckload Transportation Services	$403,502	$379,249	$788,505	$752,166
Werner Logistics	100,804	103,965	200,657	200,542
Other (1)	15,127	15,166	31,237	28,344
Corporate	524	614	946	987
Subtotal	519,957	498,994	1,021,345	982,039
Inter-segment eliminations (2)	(449)	(313)	(616)	(556)
Total	$519,508	$498,681	$1,020,729	$981,483

Operating Income
Truckload Transportation Services	$36,036	$22,766	$59,502	$55,125
Werner Logistics	2,285	6,573	5,334	11,608
Other (1)	(541)	(1,839)	(396)	(3,773)
Corporate	(867)	2,053	(1,555)	(920)
Total	$36,913	$29,553	$62,885	$62,040

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of July 24, 2017

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.30%	13.41%	(8.3)%	12.34%	13.34%	(7.5)%
Average trip length in miles (loaded)	470	459	2.4%	469	465	0.9%
Average tractors in service	7,270	7,306	(0.5)%	7,235	7,329	(1.3)%
Average revenues per tractor per week (1)	$3,676	$3,531	4.1%	$3,604	$3,527	2.2%
Total trailers (at quarter end)	22,020	22,575		22,020	22,575
Total tractors (at quarter end)
Company	6,615	6,355		6,615	6,355
Independent contractor	700	900		700	900
Total tractors	7,315	7,255		7,315	7,255

Werner Logistics segment
Average tractors in service	48	70		55	69
Total trailers (at quarter end)	1,840	1,630		1,840	1,630
Total tractors (at quarter end)	48	72		48	72

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Capital expenditures, net	$55,266	$158,923	$69,860	$260,526
Cash flow from operations	101,399	79,703	176,346	171,022
Return on assets (annualized)	5.4%	4.4%	4.5%	4.7%
Return on equity (annualized)	9.1%	7.6%	7.8%	8.1%

Werner Enterprises, Inc. - Release of July 24, 2017

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$22,610	$16,962
Accounts receivable, trade, less allowance of $8,434 and $9,183, respectively	250,402	261,372
Other receivables	15,654	15,168
Inventories and supplies	11,589	12,768
Prepaid taxes, licenses and permits	7,365	15,374
Income taxes receivable	8,468	21,497
Other current assets	30,979	29,987
Total current assets	347,067	373,128

Property and equipment	2,077,051	2,109,991
Less – accumulated depreciation	746,822	747,353
Property and equipment, net	1,330,229	1,362,638

Other non-current assets	54,159	57,237
Total assets	$1,731,455	$1,793,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,717	$66,618
Current portion of long-term debt	—	20,000
Insurance and claims accruals	75,001	83,404
Accrued payroll	30,885	26,189
Other current liabilities	22,309	18,650
Total current liabilities	198,912	214,861

Long-term debt, net of current portion	75,000	160,000
Other long-term liabilities	15,321	16,711
Insurance and claims accruals, net of current portion	110,610	113,875
Deferred income taxes	300,082	292,769

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,249,924 and 72,166,969 shares outstanding, respectively	805	805
Paid-in capital	102,553	101,035
Retained earnings	1,114,351	1,084,796
Accumulated other comprehensive loss	(12,851)	(16,917)
Treasury stock, at cost; 8,283,612 and 8,366,567 shares, respectively	(173,328)	(174,932)
Total stockholders’ equity	1,031,530	994,787
Total liabilities and stockholders’ equity	$1,731,455	$1,793,003

Werner Enterprises, Inc. - Release of July 24, 2017

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.